UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 7, 2023

Fortive Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State of Other Jurisdiction of Incorporation)

001-37654	47-5654583
(Commission File Number)	(IRS Employer Identification No.)

6920 Seaway Blvd Everett, WA	98203
(Address of principal executive offices)	(Zip code)

(425) 446-5000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.01 per share	FTV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Term Loan Credit Agreement

On December 7, 2023 (the “Closing Date”), Fortive Corporation, a Delaware corporation (the “Company”), entered into a term loan credit agreement with Sumitomo Mitsui Banking Corporation, as administrative agent, and a syndicate of lenders from time to time party thereto, which provides for a delayed-draw term loan facility in an aggregate principal amount of $1.3 billion (the “Term Loan Credit Agreement”). On the Closing Date, the Company did not borrow any funds under the Term Loan Credit Agreement. Subject to certain customary conditions, the Company may draw on the funds under the Term Loan Credit Agreement, in up to three advances, which may be made on or prior to March 31, 2024 (the “Commitment Termination Date”). The funds under the Term Loan Credit Agreement, if drawn, will be used by the Company to refinance the outstanding principal amount under the Company’s existing term loan credit agreement, expiring on December 14, 2023, to finance acquisitions, and/or to fund working capital and general corporate purposes of the Company and its subsidiaries.

Repayment of the principal amount borrowed, and all accrued interest thereon and other amounts payable, in each case, under the Term Loan Credit Agreement is due no later than December 12, 2024.

Borrowings under the Term Loan Credit Agreement bear interest at the Company’s option as follows: (1) Term SOFR Loans (as defined in the Term Loan Credit Agreement) bear interest at a variable rate equal to the Term SOFR (as defined in the Term Loan Credit Agreement) plus a margin of between 75 and 125 basis points (depending on the Company’s long-term debt credit rating); and (2) Base Rate Loans (as defined in the Term Loan Credit Agreement) bear interest at a variable rate equal to the Base Rate (as defined in the Term Loan Credit Agreement) plus a margin between 0 and 25 basis points (depending on the Company’s long-term debt credit rating). In addition, the Company will pay to each lender under the Term Loan Credit Agreement a ticking fee at a rate per annum equal to an amount between 6.5 and 15 basis points (depending on the Company’s long-term debt credit rating) of such lender’s daily maximum aggregate amount of commitments under the Term Loan Credit Agreement, ending on the earlier of the Commitment Termination Date or termination of the commitments under the Term Loan Credit Agreement. The ticking fee begins to accrue on February 5, 2024.

Borrowings under the Term Loan Credit Agreement are prepayable at the Company’s option in whole or in part without premium or penalty. Amounts borrowed under the Term Loan Credit Agreement may not be reborrowed once repaid.

The Term Loan Credit Agreement requires the Company to maintain a Consolidated Net Leverage Ratio (as defined in the Term Loan Credit Agreement) of 3.50 to 1.00 or less; provided, that the maximum Consolidated Net Leverage Ratio will be increased to 4.00 to 1.00 for the four consecutive full fiscal quarters immediately following the consummation of any acquisition by the Company or any subsidiary of the Company in which the purchase price exceeds $250 million. The Consolidated Net Leverage Ratio will be tested beginning with the fiscal quarter ending December 31, 2023.

The Company’s obligations under the Term Loan Credit Agreement are unsecured. The Term Loan Credit Agreement contains customary representations, warranties, events of default, indemnities and affirmative and negative covenants, including covenants that, among other things, restrict the ability of the Company and certain of its subsidiaries to: incur liens; incur indebtedness; make restricted payments; sell or otherwise dispose of the Company’s or any subsidiary’s assets; enter into certain mergers or consolidations; and use proceeds of borrowings under the Term Loan Credit Agreement for other than permitted uses. These covenants are subject to a number of important exceptions and qualifications. Certain changes of control with respect to the Company would constitute an event of default under the Term Loan Credit Agreement. Upon the occurrence and during the continuance of an event of default, the lenders may terminate any unfunded commitments and declare the outstanding advances and all other obligations under the Term Loan Credit Agreement immediately due and payable.

In the ordinary course of their respective financial services businesses, certain of the lenders and the other parties to the Term Loan Credit Agreement and their respective affiliates (as applicable) have engaged, and may in the future engage, in a variety of services, including cash management, investment research and management, commercial banking, hedging, brokerage and advisory or other financial and non-financial activities and services, with the Company and its affiliates for which they have in the past received, and/or may in the future receive, customary compensation and expense reimbursement.

The above descriptions of the Term Loan Credit Agreement are qualified in their entirety by reference to the Term Loan Credit Agreement. The Term Loan Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Exhibit Description

10.1	Term Loan Credit Agreement, dated as of December 7, 2023, among Fortive Corporation, Sumitomo Mitsui Banking Corporation, as Administrative Agent, and the lenders referred to therein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORTIVE CORPORATION

By:	/s/ Daniel B. Kim
Name:	Daniel B. Kim
Title:	Vice President - Associate General Counsel and Secretary

Date: December 12, 2023